Exhibit 99.1
Report of Independent Registered Public Accounting Firm
To the Participants of the Accenture plc 2010 Employee Share Purchase Plan and the Compensation Committee of the Board of Directors of Accenture plc:

We have audited the accompanying statements of financial condition of the Accenture plc 2010 Employee Share Purchase Plan (the Plan) as of August 31, 2013 and 2012, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended August 31, 2013. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Accenture plc 2010 Employee Share Purchase Plan as of August 31, 2013 and 2012, and the changes in its financial status for each of the years in the three-year period ended August 31, 2013, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Chicago, Illinois
October 29, 2013

ACCENTURE PLC 2010 EMPLOYEE SHARE PURCHASE PLAN
STATEMENTS OF FINANCIAL CONDITION
August 31, 2013 and 2012

	2013	2012
Contributions receivable	$93,273,404	$86,889,294
Plan equity	$93,273,404	$86,889,294

The accompanying Notes are an integral part of these financial statements.

ACCENTURE PLC 2010 EMPLOYEE SHARE PURCHASE PLAN
STATEMENTS OF OPERATIONS AND CHANGES IN PLAN EQUITY
For the Years Ended August 31, 2013, 2012 and 2011

	2013	2012	2011
Participant contributions	$486,348,077	$425,663,591	$368,765,002
Participant withdrawals	(13,751,262)	(12,954,268)	(9,478,633)
Purchases of Accenture plc Class A ordinary shares	(466,212,705)	(404,310,996)	(343,091,991)
Net additions	$6,384,110	$8,398,327	$16,194,378
Plan equity at beginning of year	86,889,294	78,490,967	62,296,589
Plan equity at end of year	$93,273,404	$86,889,294	$78,490,967

The accompanying Notes are an integral part of these financial statements.

ACCENTURE PLC 2010 EMPLOYEE SHARE PURCHASE PLAN
NOTES TO THE FINANCIAL STATEMENTS - (continued)

1.    PLAN DESCRIPTION
The following description of the Accenture plc 2010 Employee Share Purchase Plan (the “Plan”) is provided for general information purposes. Participants in the Plan should refer to the Plan document for more detailed and complete information. Under the Plan, there are two programs through which participants may purchase shares: (1) the Employee Share Purchase Plan (the “ESPP”) and (2) the Voluntary Equity Investment Program (the “VEIP”).
General
Under the Plan, which was approved by the shareholders of Accenture plc (the “Company”) at their February 4, 2010 meeting, and approved by the Board of Directors (the “Board”) on December 10, 2009, the Company is authorized to issue or transfer up to 45,000,000 Class A ordinary shares (“Shares”) of the Company. The Plan is administered by the Compensation Committee of the Board (the “Committee”), which may delegate its duties and powers in whole or in part as it determines, provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under the Plan as it may deem necessary. The Company pays all expenses of the Plan. The Shares may consist, in whole or in part, of unissued Shares or previously issued Shares that have been reacquired.
The Plan provides eligible employees of the Company or of a participating subsidiary with an opportunity to purchase Shares at a purchase price established by the Committee, which shall in no event be less than 85% of the fair market value of a Share on the purchase date.
The “fair market value” on a given date is defined as the arithmetic mean of the high and low prices of the Shares as reported on such date on the composite tape of the principal national securities exchange on which the Shares are listed or admitted to trading, or, if no sale of Shares shall have been reported on the composite tape of any national securities exchange on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.
In general, any individual who is an employee of the Company or of a participating subsidiary is eligible to participate in the Plan, except that the Committee may exclude employees (either individually or by reference to a subset thereof) from participation (1) whose customary employment is less than five months per calendar year or 20 hours or less per week; (2) who own shares equaling 5% or more of the total combined voting power or value of all classes of shares of the Company or any subsidiary; or (3) who are highly compensated employees under the Internal Revenue Code of 1986, as amended (the “Code”). The Plan does not currently qualify as an “employee stock purchase plan” under Section 423 of the Code and therefore receipt of the Shares will be a taxable event to the participant. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Contributions
Payroll deductions will generally be made from the compensation paid to each participant during an offering period in a whole percentage as elected by the participant but not to exceed the maximum percentage of the participant’s compensation (or maximum dollar amount) as is permitted by the Committee. Under the ESPP, the maximum whole percentage is 10% (up to a maximum of $7,500 per offering period), provided that no participant will be entitled to purchase, during any calendar year, Shares with an aggregate value in excess of $25,000. Under the VEIP, eligible participants may choose to contribute up to 30% of their total compensation towards the purchase of Shares. The amount of the contributions is based on pre-tax cash compensation, but contributions are deducted from after-tax pay each pay period. Individual participation is subject to an aggregate participation limit based on a percentage of total eligible participant compensation as defined by the Plan and permitted by the Committee. The aggregate participation limit percentage was 11% prior to July 25, 2012 at which time the Committee resolved to increase the percentage to 15%. If aggregate compensation is projected to reach this cap, then contributions will stop and participants would be refunded contributions not used to purchase shares.

A participant may elect his or her percentage of payroll deductions, and change that election, prior to the applicable offering period as determined by the Committee. Unless otherwise determined by the Committee, a participant cannot change the rate of payroll deductions once an offering period has commenced. All payroll deductions made with respect to a participant are credited to the participant’s payroll deduction account under the Plan and are deposited with the general funds of the Company. All funds of participants received or held by the Company under the Plan before purchase or issuance of the Shares are held without liability for interest or other increment. Under the Plan, the ESPP offering periods in fiscal 2013 included the six-month periods ended November 1, 2012 and May 1, 2013. The current offering period commenced on May 2, 2013 and will end on November 1, 2013. The VEIP has a calendar year offering period and monthly contribution periods in which shares are purchased on the 5th of the subsequent month.

ACCENTURE PLC 2010 EMPLOYEE SHARE PURCHASE PLAN
NOTES TO THE FINANCIAL STATEMENTS - (continued)

Share Purchases
As soon as practicable following the end of each ESPP offering period or VEIP contribution period, the number of Shares purchased by each participant is deposited into a brokerage account established in the participant’s name. Dividends that are declared on the Shares held in the brokerage account are paid in cash or reinvested. A summary of information with respect to share purchases was as follows:

ACCENTURE PLC 2010 EMPLOYEE SHARE PURCHASE PLAN
NOTES TO THE FINANCIAL STATEMENTS - (continued)

Purchase Date	Offering Type	Number of Participants	Number of Shares Purchased	Purchase Price
August 5, 2013	VEIP	3,526	226,177	$74.44
July 5, 2013	VEIP	3,547	227,922	$73.55
June 5, 2013	VEIP	3,562	216,342	$80.31
May 5, 2013	VEIP	3,569	215,386	$79.77
May 1, 2013	ESPP	35,603	1,720,687	$68.80
April 5, 2013	VEIP	3,641	229,580	$75.94
March 5, 2013	VEIP	3,672	235,150	$76.25
February 5, 2013	VEIP	3,711	251,901	$73.30
January 5, 2013	VEIP	3,084	873,566	$68.97
December 5, 2012	VEIP	3,093	217,864	$69.21
November 5, 2012	VEIP	3,114	215,694	$67.41
November 1, 2012	ESPP	33,947	1,839,387	$57.94
October 5, 2012	VEIP	3,124	204,506	$71.14
September 5, 2012	VEIP	3,152	241,926	$61.41
Total Shares Purchased in fiscal 2013			6,916,088
August 5, 2012	VEIP	3,176	246,432	$60.27
July 5, 2012	VEIP	3,190	242,803	$60.49
June 5, 2012	VEIP	3,210	261,825	$56.32
May 5, 2012	VEIP	3,237	239,196	$63.28
May 1, 2012	ESPP	31,560	1,916,404	$55.44
April 5, 2012	VEIP	3,264	235,702	$64.55
March 5, 2012	VEIP	3,290	256,689	$60.29
February 5, 2012	VEIP	3,263	270,254	$58.41
January 5, 2012	VEIP	2,664	920,333	$52.39
December 5, 2011	VEIP	2,686	213,048	$59.46
November 5, 2011	VEIP	2,699	214,541	$58.20
November 1, 2011	ESPP	29,055	1,915,683	$48.89
October 5, 2011	VEIP	2,713	225,915	$54.25
September 5, 2011	VEIP	2,733	247,902	$52.04
Total Shares Purchased in fiscal 2012			7,406,727
August 5, 2011	VEIP	2,754	227,260	$56.73
July 5, 2011	VEIP	2,775	210,377	$61.33
June 5, 2011	VEIP	2,795	234,132	$55.98
May 5, 2011	VEIP	2,806	238,389	$55.10
May 1, 2011	ESPP	27,081	1,936,808	$48.78
April 5, 2011	VEIP	2,827	235,649	$55.11
March 5, 2011	VEIP	2,838	247,427	$52.76
February 5, 2011	VEIP	2,851	256,501	$52.61
January 5, 2011	VEIP	2,354	801,776	$48.10
December 5, 2010	VEIP	2,368	220,491	$44.18
November 5, 2010	VEIP	2,379	218,205	$45.54
November 1, 2010	ESPP	25,108	2,080,278	$38.05
October 5, 2010	VEIP	2,394	220,611	$44.71
September 5, 2010	VEIP	2,414	255,045	$38.34
Total Shares Purchased in fiscal 2011			7,382,949
As of August 31, 2013, 23,429,599 Accenture plc Class A ordinary shares had been issued under the Plan.

ACCENTURE PLC 2010 EMPLOYEE SHARE PURCHASE PLAN
NOTES TO THE FINANCIAL STATEMENTS - (continued)

Withdrawals
Each participant may withdraw from participation in respect of an offering period (either current or future) or from the Plan under such terms and conditions established by the Committee in its sole discretion. Upon a participant’s withdrawal, all accumulated payroll deductions in the participant’s Plan account are returned without interest (to the extent permitted by applicable local law). A participant is not entitled to any Shares with respect to the applicable offering period, except under the VEIP for those shares purchased in contribution periods prior to withdrawal. A participant is permitted to participate in subsequent offering periods pursuant to terms and conditions established by the Committee in its sole discretion.
Adjustments
The number of Shares issued or reserved for issuance pursuant to the Plan (or pursuant to outstanding awards) is subject to adjustment on account of share splits, share dividends and other changes in the Shares. In the event of a change in control of the Company, the Committee may take any actions it deems necessary or desirable with respect to any option as of the date of consummation of the change in control.
Plan Amendment and Termination
The Board may amend, alter or discontinue the Plan, provided, however, that no amendment, alteration or discontinuation will be made that would increase the total number of Shares authorized for the Plan, or without a participant’s consent, would materially adversely affect the participant’s rights and obligations under the Plan. The Plan will terminate upon the earliest of: (1) the termination of the Plan by the Board; (2) the issuance of all of the Shares reserved for issuance under the Plan; or (3) the tenth anniversary of the effective date of the Plan. The Board has not amended the Plan, except as noted in Note 1 nor initiated actions to terminate the Plan.
2.    BASIS OF PRESENTATION
The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan’s management to use estimates and assumptions that affect the accompanying financial statements and disclosures. Actual results could differ from these estimates.
As of August 31, 2013, Contributions receivable represents payroll deductions from participants with respect to the ESPP offering period beginning May 2, 2013 and ending November 1, 2013, as well as the VEIP contribution period beginning August 1, 2013 and ending August 31, 2013. These payroll deductions are held by Accenture plc and/or its affiliates.
Plan equity represents net assets available for future share purchases or participant withdrawals.
3.    SUBSEQUENT EVENTS
The Company has evaluated events and transactions subsequent to the Plan’s statement of financial condition date. Based on this evaluation, the Company is not aware of any events or transactions that occurred subsequent to the Plan’s statement of financial condition date but prior to filing that would require recognition or disclosure in these financial statements.